CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 27, 2024, relating to the financial statements and financial highlights of Perritt

MicroCap Opportunities Fund, a series of Perritt Funds, Inc., which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Questions and Answers”, “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Proxy Statement.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

November 26, 2025